SPARK ENERGY, INC. ANNOUNCES ACQUISITION OF CENSTAR ENERGY
REFINANCES AND UPSIZES CREDIT FACILITY
HOUSTON, July 9, 2015 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark"), announced today that it has acquired CenStar Energy, a retail energy company with approximately 75,000 residential customer equivalents. CenStar serves natural gas and electricity customers across 20 utilities in New York, New Jersey, and Ohio.
In conjunction with the acquisition of CenStar Energy, Spark also announced today that it has amended and upsized its senior credit facility. The previous $70.0 million senior secured revolving working capital credit facility increased to $85.0 million, and now includes a line of credit to be used specifically for the financing of M&A transactions, including the closing of the Oasis acquisition which is expected later this quarter. In addition, Spark has the ability to add additional banks to the syndicate and increase the amount of available credit, subject to lender approval.
The purchase price of CenStar is $8.3 million, subject to working capital adjustments. As part of the transaction, $2.1 million will be financed by an affiliate of Spark’s founder and majority shareholder in the form of a 5% convertible subordinated note with a term of five years. The convertible subordinated note is convertible into shares of Class B common stock of Spark, along with units of Spark HoldCo, LLC, at a conversion price of $16.57 following an 18-month holding period.
“The acquisition of CenStar Energy is another example of our strong commitment to grow our business,” said Nathan Kroeker, Spark Energy, Inc.’s President and Chief Executive Officer. “CenStar Energy brings a solid customer portfolio, a fantastic management team, and an established and reputable brand. In addition, this acquisition gives us instant access to thirteen new utility service territories and several new products to support our continued organic growth efforts.”
CenStar Energy will continue its operations out of its New York corporate headquarters, maintaining its brand, management team, and employees. “We are very excited to join the Spark Energy family,” said Yoni Garber, CenStar’s Chief Operating Officer. “Our CenStar customers will continue to receive stellar customer service from our existing customer service team. In addition, we look forward to being able to enhance and expand the quality of products and services that our CenStar customers currently enjoy and also facilitate growth and expansion of the CenStar Energy brand.”
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 46 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727
Media:
Jenn Korell, 281-833-4151